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                                                                     EXHIBIT 8.1
May 24, 1999


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PRIVATE & CONFIDENTIAL
The Board of Directors                    The Board of Directors
Mahaska Investment Company                Midwest Bancshares, Inc.
Post Office Box 1104                      3225 Division Street
222 First Avenue E.                       Burlington, IA  52601
Oskaloosa, IA  52577-1104
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Board Members:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain federal and state income tax consequences resulting from the proposed merger of Midwest Bancshares, Inc. (the "Company") with and into Mahaska Investment Company ("Mahaska") in exchange for common stock of Mahaska. Specifically, you have requested us to opine that the form and substance of the merger of the Company with and into Mahaska will constitute a reorganization under section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter, all section references are to the Code unless otherwise indicated).

FACTS AND REPRESENTATIONS

Mahaska is an Iowa corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended with its principal office in Oskaloosa, Iowa. At February 2, 1999, Mahaska had outstanding 3,636,345 shares of Common Stock, par value $5.00 per share, and 171,156 shares of such Common Stock are held in Mahaska's treasury. Mahaska has no other stock outstanding.

The Company is a Delaware corporation and a unitary savings and loan holding company registered under the Home Owner's Loan Act and is subject to oversight by the Office of Thrift Supervision (the "OTS"). At February 2, 1999 the Company had outstanding 1,098,523 shares of Common Stock, par value $0.01 per share, 0 shares of such Common Stock held in the Company's treasury, and 20,950 options to purchase shares of Company Common Stock. The Company has no other stock outstanding. Hereinafter, holders of any Company stock shall be referred to as "Company Shareholders."


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The Board of Directors
Mahaska Investment Company
May 24, 1999
Page 2

It has been represented to KPMG that, for valid corporate business purposes, the Boards of Directors of Company and Mahaska have adopted an Agreement and Plan of Merger (the "Merger") to combine their businesses. In order to reach that result, the following transaction is proposed:

1. The Company will merge with and into the Mahaska in accordance with the Merger entered into between the parties and in accordance with applicable federal and state law. All assets and liabilities of the Company will become assets and liabilities of Mahaska. The Merger is intended to qualify as a reorganization under section 368(a)(1)(A) of the Code. As a result of the Merger, the separate corporate existence of the Company will cease and Mahaska will be the surviving entity.

2. On the Effective Date and pursuant to the Merger, the Company Shareholders will, in exchange for the surrender and cancellation of their respective stock interests in the Company, other than shares to which dissenters' rights have been asserted and duly perfected in accordance with Delaware law, receive solely one share of Mahaska common stock for each share of Company Common Stock.

3. On the effective Date and pursuant to the Merger, any options to acquire shares of Company Common Stock or securities convertible into, or exchangeable for Company Common Stock, whether or not then exercisable shall be converted into the right to acquire shares of Mahaska under the Mahaska Investment Company 1996 Stock Incentive Plan (the "Mahaska Plan"), provided, however, to the extent that the plan and agreements pursuant to which such options were granted are more favorable than the "Mahaska Plan", then the more favorable provisions of those will remain in effect.

4. Mahaska Stock described in (2) above shall comprise the sole Merger consideration to be received by the Company Shareholders in exchange for their Company Stock.

The following additional representations have been made by you to KPMG in regard to the Merger:

a) The conversion rate at which the shares of the Company will be exchanged for Mahaska Common Stock was determined pursuant to arm's-length negotiations between the parties to the Merger, and it is the belief of the Board of Directors of Mahaska and the Company that such conversion rate reflects the fact that the fair market value of Mahaska Common Stock received by each the Company shareholder will be equal to the fair market value of the stock of the Company surrendered in the exchange. The exchange ratio is one share of Mahaska Common Stock for one share of Company Common Stock.


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The Board of Directors
Mahaska Investment Company
May 24, 1999
Page 3

b) To the best of the knowledge of the Company's management, there is no plan or intention by the shareholders of the Company who own 1 percent or more of the Company stock, and there is no plan or intention on the part of the remaining shareholders of the Company to sell, exchange, or otherwise dispose of a number of shares of Mahaska Common Stock received in the Merger that would reduce the Company Shareholders' ownership of Mahaska Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the same date. Moreover, shares of the Company Common Stock and of Mahaska Common Stock held by the Company Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

c) Mahaska has no plan or intention to reacquire any of its stock issued in the Merger except in the normal course of its business.

d) Mahaska has no plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business.

e) The liabilities of the Company assumed by Mahaska and the liabilities, if any, to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of business.

f) Following the Merger, Mahaska will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

g) Mahaska, the Company and Company Shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

h) There is no intercorporate indebtedness existing between Mahaska and the Company that was issued, acquired, or will be settled at a discount.

i) No two parties to the Merger are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

j) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.


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The Board of Directors
Mahaska Investment Company
May 24, 1999
Page 4

k) The fair market value of the assets of the Company transferred to Mahaska will equal or exceed the sum of the liabilities assumed by Mahaska plus the amount of liabilities, if any, to which the transferred assets are subject.

l) None of the compensation received by any shareholders of the Company who are employees of the Company or Mahaska ("Shareholder-Employees") will be separate consideration for, or allocable to, any of their shares of the Company stock; none of the shares of Mahaska Common Stock received by Shareholder-Employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Shareholder-Employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

m) There have been no material changes in the ownership of the Company Stock within the past two years, other than in the normal course of its business.

n) Immediately following the Merger, the former shareholders of the Company will own, in the aggregate, less than 50 percent of the voting power and value of the stock of Mahaska.

OPINION

Based solely on the FACTS AND REPRESENTATIONS, and the Merger, and as limited by the SCOPE OF THE OPINION, it is the opinion of KPMG that under current federal income tax law:

1) Provided that the Merger of the Company with and into Mahaska qualifies as a statutory merger under applicable state and federal law, the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code.

2) With respect to the Merger, the Company and Mahaska will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

3) The Company will recognize no gain or loss upon the transfer of its assets to Mahaska pursuant to the Merger in exchange solely for Mahaska Common Stock and the assumption by Mahaska of the liabilities of the Company. Sections 357(a) and 361.

4) No gain or loss will be recognized by Mahaska upon the receipt of the assets of the Company, subject to the liabilities of the Company, pursuant to the Merger. Section 1032(a).


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The Board of Directors
Mahaska Investment Company
May 24, 1999
Page 5

5) The basis of the assets of the Company in the hands of Mahaska will be the same as the basis of such assets in the hands of the Company immediately prior to the Merger. Section 362(b).

6) The holding period of the assets of the Company in the hands of Mahaska will include the holding period of such assets in the hands of the Company immediately prior to the Merger. Section 1223(2).

7) No gain or loss will be recognized by the Company Shareholders on the exchange of their Company stock pursuant to the Merger solely for Mahaska Common Stock. Section 354(a)(1).

8) The basis of Mahaska Common Stock to be received by the Company Shareholders will be, in each instance, the same as the basis of the Company Common Stock surrendered in exchange therefore as of the Effective Date. Section 358(a)(1).

9) The holding period of the Mahaska Common Stock received pursuant to the Merger by the Company Shareholders in exchange for the Company Common Stock will include the holding period of the Company Common Stock for which it is exchanged, provided that the shares of the Company Common Stock are capital assets in the hands of the holder thereof at the Effective Date. Section 1223(1).

10)The tax attributes of the Company enumerated in section 381(c), including any earnings and profits or a deficit in earnings and profits, will be taken into account by Mahaska following the Merger. These tax attributes will be subject to the limitations as provided in sections 381, 382, 383, and 384 and the regulations thereunder.

Under the Code of Iowa, both corporations and financial institutions compute their net income using federal taxable income as a starting point. Federal taxable income is properly computed for federal income tax purposes pursuant to the Code, which is specifically cited in the Code of Iowa. Several specific adjustments are enumerated in Section 422.61 of the Code of Iowa to determine net income for Iowa franchise tax purposes.

The Iowa statute places strict reliance on the Code and, based solely on the FACTS AND REPRESENTATIONS, and the Agreement and Plan of Merger, and as limited by the SCOPE OF THE OPINION, it is the opinion of KPMG that under current Iowa income tax law, all the provisions of the federal tax opinion shall also apply on a similar basis.


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The Board of Directors
Mahaska Investment Company
May 24, 1999
Page 6

SCOPE OF THE OPINION

The opinions expressed above are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other federal or state income tax or legal aspect of the offering. If any of the above-stated facts, circumstances, or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.


KPMG LLP